Exhibit 1.01

Mechanical Technology, Incorporated

Conflict Minerals Report

For The Year Ended December 31, 2016

This Conflict Minerals Report (CMR) for the year ended December 31, 2016 has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934, as amended (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals that are necessary to the functionality or production of their products, and generally requires such registrants to annually conduct a reasonable country of origin inquiry (RCOI) reasonably designed to determine whether any of their necessary Conflict Minerals originated in the Covered Countries. “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold for the purposes of this assessment. The “Covered Countries” for the purposes of the Rule and this CMR are the Democratic Republic of the Congo (DRC), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.  The reporting requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

If a registrant can establish that any Conflict Minerals it uses originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, they must file with the SEC a Form SD that describes the RCOI completed.

If a registrant knows or has reason to believe based on its RCOI that any of the Conflict Minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence on the Conflict Minerals’ source and chain of custody.  If after such due diligence the registrant is unable to conclude that the Conflict Minerals did not originate in a Covered Country or come from scrap or recycled sources, the registrant must submit with its Form SD a CMR that includes a description of those due diligence measures.

The CMR presented herein relates to Company products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2016.

1. Company Overview

This CMR has been prepared by management of Mechanical Technology, Incorporated (also referred to herein as “MTI,” the “Company,” “we,” “us,” or “our”). The information included in this CMR includes the activities of our wholly-owned subsidiary, MTI Instruments, Inc. (MTI Instruments or MTII).

Mechanical Technology, Incorporated, a New York corporation, was incorporated in 1961. The Company’s core business is conducted through MTI Instruments, incorporated in New York on March 8, 2000. The Company’s operations are headquartered in Albany, NY where it designs, manufactures, and markets its products globally. As of December 31, 2016, we had 29 employees including 24 full-time employees.

MTI Instruments is a supplier of precision linear displacement solutions, vibration measurement and system balancing solutions, and wafer inspection tools. These tools and solutions are developed for markets that require the precise measurements and control of products processes for the development and implementation of automated manufacturing, assembly, and consistent operation of complex machinery. MTI Instruments provides its customers with enabling sensors and sensing technologies that help advance manufacturing processes and new product development efforts. Using a combination of integrated smart robotics, manufacturing lines, and a myriad of sensors that measure ongoing equipment performance, monitoring and drive controls have resulted in significant advancements in productivity and quality in manufacturing.

2. Products Overview

MTI Instruments product lines are classified in the following categories: MTII Parts and Catalog Parts.

MTII Parts

Parts designed by or specifically for MTI Instruments. These are parts that MTI Instruments “contracts to manufacture” and that MTI Instruments has influence over the manufacture. An example of an MTII Part would be a machined part for an instrument or sensor.

Catalog Parts

Parts not designed by or specifically for MTI Instruments. These are parts where MTI Instruments has no influence over the manufacture. An example of a Catalog Part would be electronic components used in MTII products that are purchased from distributors.

Based upon the Company’s internal assessment, only the MTII Parts were considered for this Report. In 2016, the Company contracted for the manufacture of products containing Conflict Minerals but did not directly manufacture products containing Conflict Minerals. The Company is therefore several levels removed from the actual mining of Conflict Minerals. The Company does not purchase raw or unrefined Conflict Minerals or make purchases from entities located in the Covered Countries.

3. Supply Chain Overview

There has been increased awareness regarding the human rights violations in the mining of certain minerals from an area known as the Covered Countries. Pursuant to the Rule, SEC reporting companies are required to conduct reasonable due diligence of their supply chain to determine the source of their Conflict Minerals and if such Conflict Minerals financed or benefitted armed groups within the Covered Countries.

Tracing materials back to their mine of origin is a complex endeavor but an important aspect of responsible sourcing. The Company looks to industry guidelines to help establish its programs, including the joint Electronic Industry Citizen Coalition (EICC) and the Global e-Sustainability Initiative (GeSI). GeSI is taking action to address responsible sourcing through the development of the Conflict-Free Smelter (CFS) program, the goal of which is to enable companies to source conflict-free minerals.

We have adopted our strategy to support the objectives of the Rule regarding the supply of Conflict Minerals. Our commitment includes:

•              Continuing to follow policies and processes aimed at preventing the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Covered Countries.

•              Not knowingly procuring specified minerals that originate from facilities in the Covered Countries that are not certified as conflict free.

•              Encouraging our suppliers whose products contain Conflict Minerals to establish policies, due diligence frameworks, and management systems consistent with the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk-Areas (2nd Edition) (OECD Guidance) that are designed to accomplish the goals set forth in the OECD Guidance, and that they encourage their suppliers to do the same.

The Company believes in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating our Conflict Minerals Policy Procedure, as set forth below, then we will encourage the supplier to commit to devise and undertake suitable corrective action to move to a conflict-free source. If suitable action is not taken, we continue to consider looking to alternative sources for the product. The Company’s goal in connection with our efforts in this regard is not to ban procurement of minerals from the DRC and adjoining countries, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is “not conflict free,” to the extent practicable, we will work towards transitioning to products that are “conflict free.”

The Company's supply chain with respect to its product lines is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Company’s products and the original sources of Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in its products. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore the Company has taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company's supply chain.

In order to manage the scope of this task, the Company relies upon our suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to us, including sources of Conflict Minerals that are supplied to them from sub-tier suppliers. We integrated responsible sourcing of minerals into our Conflict Minerals Policy Procedure. We request that our suppliers provide the Conflict Minerals sourcing information to us per our Conflict Minerals Policy Procedure. We reached out to our suppliers regarding the Company’s due diligence expectations. If any of our suppliers do not comply with our request, we contact them and ask them to provide the information we have requested. While alternative suppliers may be available with respect to many of our products, switching suppliers who refuse to comply with our due diligence requests would not be cost-effective for the Company. We believe that as a result of this fact, as well as the Company’s size and scope, as a practical matter we do not have the ability to force our suppliers to comply with our due diligence requests.

In addition, the Company has performed a comprehensive analysis of our product components, and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our Conflict Minerals due diligence by identifying and reaching out to our current suppliers that provide components or engage in manufacturing activities that are likely to contain Conflict Minerals.

4. Reasonable Country of Origin Inquiry (RCOI) and RCOI conclusion:

We conducted an analysis of our MTII Parts and found that tin and gold can be found in MTII Parts. Therefore, the products that we manufacture are subject to the reporting obligations of the Rule. As such, we contacted our suppliers who manufacture or supply MTII Parts that contain Conflict Minerals. We asked each impacted supplier to provide us information on (1) the Conflict Minerals contained in each of the parts supplied by that supplier and (2) the source of the Conflict Minerals, including smelter/refinery information and location of any mines from which the Conflict Minerals are sourced.

Despite having conducted a good faith reasonable country of origin inquiry, we have been unable to determine the origin of all of the Conflict Minerals used in our MTII Parts. While progress has been made in this area, due to the breadth and complexity of our products and supply chain, we expect that it will be years, if ever, before all or our suppliers are able to verify the origin of all of the minerals. By using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard Conflict-Free Sourcing Initiative (CFSI) (a joint initiative of EICC and GeSI) program, and continuing our outreach efforts, however, we hope to further increase transparency in our supply chain.

5. Conflict Minerals Status Analysis

The Company will continue to exercise due diligence regarding the source and chain of custody of its Conflict Minerals through the utilization of the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk-Areas (2nd Edition) (OECD Guidance), a nationally recognized due diligence framework.

6. Due Diligence Program

6.1 Conflict Minerals Policy Procedure

MTI Instruments Inc. – Albany, NY
Document Name: Conflict Minerals Policy Procedure	Issue Date 06-02-2014
Document Number: A0810	Revision – 1.3

Conflict Minerals Policy Procedure

1         PURPOSE

To provide a policy for MTI Instruments to adhere to Dodd-Frank Act Section 1502 regarding Conflict Minerals. Section 1502 amends the Securities Exchange Act of 1934 to add section 13(p).

2         SCOPE

        This policy applies to MTI Instruments and all products manufactured by MTI Instruments.

3         ASSOCIATED DOCUMENTS

N/A

4         GENERAL DEFINITIONS

Conflict Minerals	Those minerals defined as Conflict Minerals in section 1502. As of 20 November 2013, these are cassiterite-tin, columbite-tantalite, gold, wolframite-tungsten and titanium.

Covered Countries

Countries covered by Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended are the Democratic Republic of the Congo (DRC), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

MTII Parts

Parts designed by or specifically for MTI Instruments. These are parts that MTI Instruments “contracts to manufacture” and that MTI Instruments has influence over the manufacture. An example of an MTII Part would be a machined part for an instrument or sensor.

Catalog Parts

Parts not designed by or specifically for MTI Instruments. These are parts where MTI Instruments has no influence over the manufacture.  An example of a Catalog Part would be electronic components used in MTII products that are purchased from distributors.

5         RESPONSIBILITES

5.1                Engineering Management:

•        Determine what MTII Parts contain Conflict Minerals and communicate that information to    Purchasing.

5.2                Purchasing

•       Request Conflict Mineral report information from vendors of MTII Parts where Conflict Minerals are used.

•       Keep vendor Conflict Mineral information filed appropriately.

5.3                Accounting Manager

•       Facilitate the generation of Form SD per SEC requirements.

•       File Form SD as required.

•       Make Form SD available via http://www.mechtech.com and http://www.mtiinstruments.com

6         PROCEDURE

6.1                Policy regarding Covered Countries:

•       MTI Instruments will not purchase materials directly from the Covered Countries.

•       MTI Instruments will not buy materials that are known to contain Conflict Minerals sourced in Covered Countries.

6.2                Policy regarding Conflict Minerals:

•       When practical and reasonable, MTI Instruments will attempt to avoid Conflict Minerals   in the design of MTII Parts.

•       Engineering will inform Purchasing when a MTII Part contains Conflict Minerals.

•       Suppliers of MTII Parts that do contain Conflict Minerals will be queried with regards to their Conflict Minerals sourcing.

•       Supplier Conflict Mineral sourcing information will be kept on file by Purchasing.

6.3                Disclosure:

•       Securities and Exchange Form SD will be filed pursuant to 17 CFR 240.13p-1.

•       This report will be available on http://www.mechtech.com and http://www.mtiinstruments.com after filing.

6.2 Due Diligence Process

6.2.1 Design of Our Due Diligence and Description of the Due Diligence Process

Our due diligence processes and efforts have been developed in conformity with OECD Guidance and the related supplements for gold and for tin, tantalum and tungsten. The Company designed its due diligence process, management and measures to conform in all material respects with the framework set forth in the OECD Guidance.

Our Conflict Minerals due diligence process includes: the continued implementation of and enhancements to our Conflict Minerals Policy; establishment of governance structures with cross functional team members and senior executives; communication to, and engagement of, suppliers; due diligence compliance process and measurement; record keeping; and escalation procedures. Management periodically reports to the Audit Committee of our Board of Directors with respect to our due diligence process and compliance obligations.

6.2.2 Management Systems

As described above, the Company has adopted a policy which is posted on our website at: http://www.mechtech.com under “Governance – Governance Documents.”

6.2.3 Internal Team

The Company has established a management system for complying with the applicable provisions of the OECD Guidance. Our management system includes a Conflict Minerals Task Force led by our Director of Product Development, Chief Executive and Chief Financial Officer, and a team of subject matter experts from relevant functions such as purchasing, quality assurance, manufacturing and environmental health and safety. The team of subject matter experts is responsible for continuing to implement our Conflict Minerals compliance strategy and is led by our Director of Product Development, who acts as the Conflict Minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.

6.2.4 Supplier Engagement

With respect to the OECD Guidance requirement to strengthen engagement with suppliers, we have been successful in communicating with all of our impacted suppliers and have archived the received supplier responses to our RCOI.

6.2.5 Escalation Procedure

The Company has established a Conflict Minerals Policy, which is posted on our website. We also created follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to our RCOI.

6.2.6 Maintain Records

The Company has established its due diligence compliance process and set forth documentation and record maintenance mechanism to ensure the retention of relevant documentation on our internal network.

6.3 Steps to be Taken to Mitigate Risk and Maturing Due Diligence Program

As we continue to follow our due diligence program, we continue to take steps to mitigate any possible risk that the necessary Conflict Minerals in our products could benefit armed groups in the DRC or adjoining countries, including continuing to encourage additional smelters to obtain CFS status through our supply chain, where possible.

7. Identify and Assess Risk in the Supply Chain

Because of the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify actors downstream from our direct suppliers.

We identified direct suppliers for our MTII Parts. Of these suppliers, only seven manufactured parts containing Conflict Minerals that we purchased for use in our products during 2016, and therefore within the scope of our RCOI.  All seven of these suppliers provided a response, some of which were cursory in nature, to our request for information. One supplier response was only able to indicate more than 50% of the smelters or refineries from which the Conflict Minerals were obtained, but not all. This same supplier indicated that they are a privately held company and not subject to the Rule, and that they rely on their distributers to ensure that the manufacturers are complying or are in the process of complying with the smelter requirements. One supplier response did not indicate the smelters or refineries from which the Conflict Minerals were obtained, but provided a statement indicating that they do not knowingly contribute in any way to these conflicts, that they refrain from any action that contributes to the financing of conflicts and that they will not assist or facilitate payment or action contributing to conflict and/or human rights abuses. Each supplier response was evaluated and, to the extent possible, the information set forth therein validated, to determine its sufficiency, accuracy and completeness. We have relied on these suppliers’ responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us.  We understand that our direct suppliers are similarly reliant upon information provided by their suppliers.

8. Design and Implement a Strategy to Respond to Risks

The Company will work with suppliers who are sourcing from non-Conflict Free smelters to move towards using Conflict Free smelters within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.

9. Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

The Company does not have a direct relationship with the smelters and refiners who process the Conflict Minerals used in our products, nor do we perform direct audits of these entities that provide our supply chain such Conflict Minerals. However, we do rely upon industry (for example, EICC, GeSI and CFSI) efforts to influence smelters and refineries to get audited and certified through CFSI’s CFS program.

10. Report on Supply Chain Due Diligence and Results

In addition to this CMR, for further information about our supply chain Conflict Minerals policy, including our approach for supply chain due diligence and supplier expectation, please see it at: http://www.mechtech.com under “Governance – Governance Documents.”

10.1 Due Diligence Process

We made inquiries of our seven identified suppliers described above asking them to provide responses regarding the facilities utilized to process necessary Conflict Minerals, as well as information regarding the mine(s) or source(s) of origin of those Conflict Minerals. All seven of our suppliers utilized the CFSI Reporting Template (Template). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on CFSI’s website. The Template is being utilized by many companies in their due diligence processes related to Conflict Minerals. For each supplier response, we subsequently assessed whether the Conflict Minerals identified, were consistent with the nature and characteristics of the supplied part.

10.2 Survey Responses

At the outset of our 2016 RCOI, the Company elected to survey the identified seven suppliers who were within the scope of RCOI. We asked our seven suppliers to indicate whether any Conflict Mineral included in any component sold to MTI originated in a Covered Country, and if so: whether such Conflict Minerals were from recycled or scrap sources; the identity of their suppliers and whether such suppliers had received completed Templates (defined above) from all of their suppliers; and a list of the smelters used by the supplier or their suppliers, the locations of such smelters’ facilities, and whether those smelters have been validated in accordance with the CFSI. The Company maintained copies of all responses received from those suppliers on its internal network.

10.3 Efforts to Determine Country of Origin of Mine or Conflict Minerals

Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. By adopting methodology outlined by the CFSI’s joint industry programs and outreach initiatives and requirement that our suppliers conform with the same standards that meets the OECD guidelines, and report to us using the Template (if possible), we have determined that the smelters and refiners we gathered from our supply chain represent the most reasonable known mine of origin information available. Through this industry joint effort, we made reasonable determination of the mines or locations of origin of the Conflict Minerals in our supply chain. The Company also requested that all of our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals.

10.4 Smelters or Refiners Identified

We adopted the CFSI’s industry approach and traced back the origin of Conflict Minerals by identifying smelters, refineries or recyclers and scrap supplier sources, when available. The CFS program audits smelters and refineries to ensure that all certified smelters and refineries only use the ores that are conflict free from the Covered Countries. Given the fact that not all smelters identified were on the CFS list and the number of supplier responses that were determined to be uncertain or unknown relative to the question of sourcing of raw materials, the Company’s due diligence efforts in 2016 were unable to precisely determine whether or not its identified supplier parts in its supply chain originated in the Covered Countries or, to the extent that they did, either financed or benefited, directly or indirectly, armed groups in such countries.  Further, because some of our suppliers are unable to determine the origin of our necessary Conflict Minerals, the Company is not able to determine all the facilities used to process them, the country or origin, or the mine or location of origin, although the ones we were able to identify are listed below.

Metal	Smelter	Country
Gold	Aida Chemical Industries Co., Ltd.*	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração*	Brazil
Gold	Argor-Heraeus S.A.*	Switzerland
Gold	Asahi Pretec Corporation*	Japan
Gold	Asahi Refining Canada Ltd.*	Canada
Gold	Asahi Refining USA Inc.*	United States
Gold	Asaka Riken Co., Ltd.*	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG*	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	Philippines
Gold	Caridad	Mexico
Gold	CCR Refinery – Glencore Canada Corporation*	Canada
Gold	Chimet S.p.A.*	Italy
Gold	Chugai Mining	Japan
Gold	DSC (Do Sung Corporation)*	Korea, Republic Of
Gold	Doduco GmbH*	Germany
Gold	Dowa*	Japan
Gold	Eco-System Recycling Co., Ltd.*	Japan
Gold	Elemental Refining, LLC (Ohio Precious Metals, LLC)	United States
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	China
Gold	Heimerle + Meule GmbH*	Germany
Gold	Heraeus Metals Hong Kong Ltd.*	China
Gold	Heraeus Precious Metals GmbH & Co. KG*	Germany
Gold	Hwasung CJ Co., Ltd.	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co. , Ltd.*	China
Gold	Ishifuku Metal Industry Co., Ltd.*	Japan
Gold	Istanbul Gold Refinery*	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.*	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant*	Russian Federation
Gold	JSC Uralelectromed*	Russian Federation

Gold	JX Nippon Mining & Metals Co., Ltd.*	Japan
Gold	Kazzinc*	Kazakhstan
Gold	Kojima Chemicals Co., Ltd.*	Japan
Gold	Korea Metal Co., Ltd.	Korea, Republic Of
Gold	Kyrgyzaltyn JSC*	Kyrgyzstan
Gold	L' azurde Company For Jewelry	Saudi Arabia
Gold	LS-NIKKO Copper Inc.*	Korea, Republic Of
Gold	Materion*	United States
Gold	Matsuda Sangyo Co., Ltd.*	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.*	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.*	China
Gold	Metalor Technologies S.A.*	Switzerland
Gold	Metalor USA Refining Corporation*	United States
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V *	Mexico
Gold	Mitsubishi Materials Corporation*	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.*	Japan
Gold	Moscow Special Alloys Processing Plant*	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.*	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.*	Japan
Gold	OJSC Novosibirsk Refinery*	Russian Federation
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)*	Russian Federation
Gold	PAMP S.A.*	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals*	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk*	Indonesia
Gold	PX Précinox S.A.*	Switzerland
Gold	Rand Refinery (Pty) Ltd.*	South Africa
Gold	Republic Metals Corporation*	United States
Gold	Royal Canadian Mint*	Canada
Gold	Sabin Metal Corp.	United States
Gold	Samduck Precious Metals*	Korea, Republic Of
Gold	SAMWON Metals Corp.	Korea, Republic Of
Gold	Schone Edelmetaal B.V.*	Netherlands
Gold	SEMPSA Joyería Platería S.A.*	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd*	China
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*	Russian Federation
Gold	Solar Applied Materials Technology Corp.*	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.*	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.*	Japan
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*	China
Gold	Tokuriki Honten Co., Ltd.*	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom*	Korea, Republic Of
Gold	Umicore Brasil Ltda.*	Brazil
Gold	Umicore S.A. Business Unit Precious Metals Refining*	Belgium
Gold	United Precious Metal Refining, Inc.*	United States
Gold	Valcambi S.A.*	Switzerland
Gold	Western Australian Mint (Trading as The Perth Mint)*	Australia
Gold	Yamamoto Precious Metal Co., Ltd.*	Japan
Gold	Yokohama Metal Co., Ltd.*	Japan

Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	China
Gold	Zijin Mining Group Co., Ltd. (Gold Refinery) *	China
Tin	Alpha*	United States
Tin	China Tin Group Co., Ltd.*	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondonia Ltda.* (Cooper Santa)	Brazil
Tin	CV Serumpun Sebalai*	Indonesia
Tin	CV Tiga Sekawan*	Indonesia
Tin	CV United Smelting*	Indonesia
Tin	CV Venus Inti Perkasa*	Indonesia
Tin	EM Vinto*	Bolivia
Tin	Feinhütte Halsbrücke GmbH	Germany
Tin	Fenix Metals*	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.*	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	China
Tin	Malaysia Smelting Corp (MSC)*	Malaysia
Tin	Metallic Resources, Inc.*	United States
Tin	Metallo Belgium N.V.*	Belgium
Tin	Mineração Taboca S.A.*	Brazil
Tin	Minsur*	Peru
Tin	Mitsubishi Materials Corporation*	Japan
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	O.M. Manufacturing Philippines, Inc.*	Philippines
Tin	Operaciones Metalurgical S.A. (OMSA)*	Bolivia
Tin	PT ATD Makmur Mandiri Jaya*	Indonesia
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Aries Kencana Sejahtera*	Indonesia
Tin	PT Babel Inti Perkasa*	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Bangka Tin Industry*	Indonesia
Tin	PT Belitung Industri Sejahtera*	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah*	Indonesia
Tin	PT DS Jaya Abadi*	Indonesia
Tin	PT Eunindo Usaha Mandiri*	Indonesia
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT Inti Stania Prima*	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Karimun Mining*	Indonesia
Tin	PT Mitra Stania Prima*	Indonesia
Tin	PT Prima Timah Utama*	Indonesia
Tin	PT Refined Bangka Tin*	Indonesia
Tin	PT Sariwiguna Binasentosa*	Indonesia
Tin	PT Stanindo Inti Perkasa*	Indonesia
Tin	PT Sumber Jaya Indah*	Indonesia
Tin	PT Timah (Persero) Tbk Kundur*	Indonesia
Tin	PT Timah (Persero) Tbk Mentok*	Indonesia

Tin	PT Tinindo Inter Nusa*	Indonesia
Tin	Rui Da Hung*	Taiwan, Province of China
Tin	Soft Metais Ltda.*	Brazil
Tin	Thaisarco*	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.*	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Ltd*	China

* Currently identified as Conflict Free Smelters by CFSI.

10.5 Future Due Diligence Measures

During the 2017 calendar year, we are continuing to engage in the activities described above, including trying to obtain the additional required information from suppliers whose responses were incomplete. We will continue to request that our suppliers use the Template.

In our efforts to move toward a conflict-free supply chain for our products, we intend to (1) continue to encourage our suppliers sourcing from smelters not identified on CFSI’s Conflict-Free Smelters list to move towards using smelters that are validated as compliant in accordance with the CFSP, (2) continue to seek opportunities to assist suppliers in building capabilities with a view to improving due diligence performance, (3) consider including language in our terms and conditions with suppliers that encourages suppliers to comply with Company policy, and (4) continue to engage in industry initiatives encouraging conflict-free supply chains.